Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following are wholly-owned subsidiaries of Heritage Bankshares, Inc.

Heritage Bank & Trust (incorporated in Virginia)

IBV Real Estate Holding, Inc. (incorporated in Virginia)

Sentinel Trust Services, L.L.C. (incorporated in Virginia)